Exhibit 99.1

Date:	July 18, 2008
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Second Quarter 2008 Earnings

LOS ALAMOS, N.M., July 18, 2008 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced preliminary unaudited earnings for the second quarter of 2008 and six months ending June 30, 2008.

	Three months ended June 30,		Difference, $	Difference, %
	2008	2007
	(Dollars in thousands, except per share amounts)
Interest income	$20,750	$23,669	$(2,919)	(12.3)%
Interest expense	9,345	11,804	(2,459)	(20.8)
Net interest income	11,405	11,865	(460)	(3.9)
Provision for loan losses	1,200	1,050	150	14.3
Net interest income after provision for loan losses	10,205	10,815	(610)	(5.6)
Non-interest income	3,021	2,875	146	5.1
Non-interest expense	8,923	8,595	328	3.8
Income before income taxes	4,303	5,095	(792)	(15.5)
Income taxes	1,576	1,831	(255)	(13.9)
Net income	$2,727	$3,264	$(537)	(16.5)%
Diluted earnings per common share	$0.42	$0.50	$(0.08)	(16.0)%

Trinity’s unaudited net income for the second quarter of 2008 totaled $2.727 million or $0.42 diluted earnings per share, compared to $3.264 million or $0.50 diluted earnings per share for the same period in 2007, a decrease of $537 thousand in net income and a decrease of $0.08 in diluted earnings per share. This decrease in net income was primarily due to a decrease in net interest income of $460 thousand and an increase in non-interest expense of $328 thousand. The decrease in net interest income was mainly due to a decrease in the yield on interest-earning assets, due to a lower interest rate environment. The increase in non-interest expense was mainly due to an increase in salaries and employee benefits and an increase in data processing expenses. In addition, the provision for loan losses increased $150 thousand and non-interest income increased $146 thousand. The provision for loan losses increased as indicated by the reserve for loan loss analysis. The increase in non-interest income was mainly due to an increase in the gain on sale of loans. Income tax expenses decreased $255 thousand due to lower pre-tax income.

	Six months ended June 30,		Difference, $	Difference, %
	2008	2007
	(Dollars in thousands, except per share amounts)
Interest income	$42,860	$47,503	$(4,643)	(9.8)%
Interest expense	19,884	23,446	(3,562)	(15.2)
Net interest income	22,976	24,057	(1,081)	(4.5)
Provision for loan losses	2,250	2,100	150	7.1
Net interest income after provision for loan losses	20,726	21,957	(1,231)	(5.6)
Non-interest income	6,469	5,303	1,166	22.0
Non-interest expense	18,326	17,331	995	5.7
Income before income taxes	8,869	9,929	(1,060)	(10.7)
Income taxes	3,288	3,608	(320)	(8.9)
Net income	$5,581	$6,321	$(740)	(11.7)%
Diluted earnings per common share	$0.86	$0.96	$(0.10)	(10.4)%

Unaudited net income for the first six months of 2008 totaled $5.581 million or $0.86 diluted earnings per share, compared to $6.321 million or $0.96 diluted earnings per share for the same period in 2007, a decrease of $740 thousand in net income and a decrease of $0.10 in diluted earnings per share. This decrease in net income was primarily due to a decrease in net interest income of $1.081 million and an increase in non-interest expense of $995 thousand. The decrease in net interest income was primarily due to a decrease in the yield on interest-earning assets, due to a lower interest rate environment. The increase in non-interest expense was mainly due to an increase in salaries and employee benefits and an increase in data processing expenses. These items were partially offset by an increase in non-interest income of $1.166 million. The increase in non-interest income was mainly due to an increase on the gain on sale of securities and an increase on the gain on sale of loans. In addition, provision for loan losses increased $150 thousand, as indicated by the reserve for loan loss analysis. Income tax expenses decreased $320 thousand due to lower pre-tax income.

Trinity is a bank holding company with $1.394 billion in total assets and has 287 employees. LANB is currently in its 46th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, two offices in Santa Fe and a loan production office in Albuquerque. LANB also operates a network of 28 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

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